EXHIBIT 99.1


                                  WESTWOOD ONE
                                    ANNOUNCES
                            STOCK REPURCHASE PROGRAM

     New York, NY - February 25, 2004 - Westwood One, Inc. (NYSE: WON) today announced that its Board of Directors has authorized an additional $250 million for its existing stock repurchase program. The authorization includes both open market purchases as well as private transactions, from time to time. Under the Company's existing stock repurchase program, the Company has repurchased an aggregate of 41,400,000 shares of its Common Stock and warrants at a cost of approximately $853.4 million. Approximately $104 million remains available for stock repurchases from previous authorizations.

     In announcing the repurchase authorization, Shane Coppola, President and Chief Executive Officer of Westwood One, stated: "Westwood One has generated strong and consistent cash flow. Today's announcement is a reflection of the flexibility created by our cash flow performance, provides us with an opportunity to acquire our stock at prices that represent good value and is consistent with our long-term objective of enhancing shareholder value by purchasing our Common Stock."

     Westwood One (NYSE: WON) provides over 150 news, sports, music, talk, entertainment programs, features, live events and 24/7 Formats. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 7,700 radio stations. Westwood One is managed by Infinity Broadcasting Corporation.


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Press Contact:
Andrew Zaref, Westwood One
212.373.5311
andrew_zaref@westwoodone.com